As filed with the Securities and Exchange Commission on June 9, 2006
Registration No. __________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QLOGIC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0537669
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
(Address, Including Zip Code, of Principal Executive Offices)

QLogic Corporation
2005 Performance Incentive Plan
PathScale, Inc.
2001 Equity Incentive Plan
(Full Title of the Plan)

Anthony J. Massetti
Senior Vice President and Chief Financial Officer
QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
(949) 389-6000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
Gary J. Singer, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
___________________
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Share	Price	Fee
Common Stock, $0.001 par value per share, issuable under the QLogic Corporation 2005 Performance Incentive Plan	17,231,401(1) Shares	$17.35(2)	$298,964,808(2)	$31,990(2)
Common Stock, $0.001 par value per share, issuable under the PathScale, Inc. 2001 Equity Incentive Plan	307,533(1) shares	$17.35(2)	$5,335,698(2)	$571(2)
TOTAL	17,538,934(1) shares			$32,561(2)

(1)	This Registration Statement covers, in addition to the number of shares of QLogic Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the QLogic Corporation 2005 Performance Incentive Plan (the “2005 Plan”) and the PathScale, Inc. 2001 Equity Incentive Plan (the “PathScale Plan,” and together with the 2005 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. Stock options outstanding under the PathScale Plan were assumed by the Company pursuant to the Merger Agreement, dated as of February 15, 2006, by and among the Company, PS Merger Sub, Inc., a Delaware corporation, PathScale, Inc., a Delaware corporation, and a representative of the holders of capital stock of PathScale, Inc.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on June 6, 2006, as quoted on the Nasdaq National Market. The Exhibit Index for this Registration Statement is at page 9.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended April 2, 2006, filed with the Commission on June 5, 2006 (Commission File No. 000-23298);

(b)	The Company’s Current Reports on Form 8-K, filed with the Commission on June 7, 2006, May 17, 2006 and April 7, 2006 (Commission File No. 000-23298); and

(c)	The description of the Company’s Common Stock contained in its Registration Statement on Form 10/A filed with the Commission on February 15, 1994 (Commission File No. 000-23298), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the issuance of Common Stock registered hereby is passed on for the Company by Michael L. Hawkins. Mr. Hawkins is the Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Hawkins owns 2,466 shares of Common Stock and Company stock options to acquire up to an additional 193,000 shares of Common Stock. Mr. Hawkins is eligible to receive stock awards by the Company under the 2005 Plan.

Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the Delaware General Corporation Law permits indemnification by the corporation of its officers and directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with actions or proceedings against them if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. Section 145 provides that no indemnification may be made, however, without court approval, in respect of any claim as to which the officer or director is adjudged to be liable to the corporation. Such indemnification provisions of Delaware law are expressly not exclusive of any other rights which the officers or directors may have under the corporation’s by-laws or agreements, pursuant to the vote of stockholders or disinterested directors or otherwise.
     The Certificate of Incorporation, as amended, of the Registrant provides that the Registrant will, to the maximum extent permitted by law, indemnify each of its officers and directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was a director or officer of the Registrant. The Registrant also carries directors and officers liability insurance.
     The Registrant has entered into separate indemnification agreements with its directors and officers. These agreements require the Registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Registrant), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 9, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on June 8, 2006.

QLOGIC CORPORATION
By:	/s/ Anthony J. Massetti
Anthony J. Massetti
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints H. K. Desai and Anthony J. Massetti, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ H. K. Desai	Chairman of the Board, Chief Executive Officer and President	June 7, 2006
H. K. Desai	(Principal Executive Officer)

/s/ Anthony J. Massetti	Senior Vice President and Chief Financial Officer (Principal	June 7, 2006
Anthony J. Massetti	Financial and Accounting Officer)

Signature	Title	Date
/s/ Joel S. Birnbaum	Director	June 7, 2006
Joel S. Birnbaum

	Director	June __, 2006
Larry R. Carter

/s/ James R. Fiebiger	Director	June 7, 2006
James R. Fiebiger

/s/ Balakrishnan S. Iyer	Director	June 7, 2006
Balakrishnan S. Iyer

/s/ Carol L. Miltner	Director	June 7, 2006
Carol L. Miltner

/s/ George D. Wells	Director	June 7, 2006
George D. Wells

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	QLogic Corporation 2005 Performance Incentive Plan. (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2005)

4.2	First Amendment to QLogic Corporation 2005 Performance Incentive Plan, dated as of June 1, 2006. (incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2006)

4.3	PathScale, Inc. 2001 Equity Incentive Plan.

5.	Opinion of Company Counsel (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).